NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:
Proactive Technologies, Inc.      Millennium Holdings Group, Inc.
7118 Beech Ridge Trail    (561) 988-2334
Tallahassee, FL 32312
(850) 668-8500

PROACTIVE TECHNOLOGIES, INC.  REPURCHASES
5,000,000 SHARES OF ITS STOCK

Tallahassee, Florida, January 21, 1999. Proactive Technologies, Inc. (American Stock Exchange: PTE) announced today that it has repurchased 5 million shares of Proactive Technologies' stock that had been held by Mark A. Conner. The stock repurchase, which was approved by the Company's Board of Directors, was a negotiated transaction. The Company exchanged Mr. Conner property and cash, through a share exchange, equivalent to $0.40 per share, a price below the stock's closing price.

Mr. Conner has resigned as a Director, President & CEO of the Company, and as an officer and director of all of the Company's subsidiaries, in order to pursue other interests.

Upon acceptance of Mr. Conner's resignation, the Proactive Technologies' Board elected Arthur G. Weiss as Chairman, President and CEO of the Company. Mr. Weiss was recently added to the Company's Board after the Company's acquisition of West Side Investors, Inc. from Mr. Weiss and his family.

In making these announcements, Mr. Weiss stated: "These transactions mark a turning point for Proactive Technologies. The Company is diversifying from subdivision development to other activities. We are very enthusiastic about the Company's recent acquisitions and the opportunities to focus on building shareholder value."

Proactive Technologies, Inc. is a real estate developer of single-family subdivisions in Florida and Georgia. Proactive is presently involved in developing 14 separate communities. Proactive Technologies, Inc. core business, Capital First Holdings, Inc. is the largest developer in Tallahassee / Leon County (the Florida state capital) in north Florida, where it holds a 31% market share.

This release contains forward-looking statements with the meaning of section 21A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's Annual Report on Form 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs and competition, that could cause actual results to differ materially from the Company's expectations.


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